UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FEDERAL REALTY INVESTMENT TRUST
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AN IMPORTANT REMINDER TO SUBMIT YOUR PROXY TO VOTE

AT OUR ANNUAL MEETING OF SHAREHOLDERS ON MAY 6, 2020

Recommend Shareholders Vote FOR Our Say on Pay Proposal

April 22, 2020

Dear Shareholders:

In connection with our Annual Meeting of Shareholders being held on May 6, 2020, we are asking for your support by voting in accordance with the recommendations of our Board of Trustees. Specifically, we are asking you to consider some additional context as part of, and in support of, our compensation decisions and Say on Pay proposal (Proposal 2).

Our compensation plan has been thoughtfully designed, and a fundamental principle of that plan is to have a high correlation between company performance and the total compensation paid to our executives. Our plan has historically received high shareholder support, with our Say on Pay proposals averaging approximately 95% support as a percentage of votes cast at our last five annual meetings.

The plan includes performance-based equity awards as a significant component of the total compensation package as a way to align the interests of our executives with the interests of our shareholders. Each year, our equity program looks at how the company has performed on certain metrics over the prior three-year period to determine the amount of equity to be awarded to our executives. The program was first adopted in 2003 and, for a long time, was effective at achieving our strategy of aligning pay with performance. Over time, however, market practice changed, while our program did not.

We have recently achieved several years of record operating results and successful execution on a business plan designed to deliver future value creation. But as our compensation approach became dated, we started having some trouble attracting and retaining talent. For example, we lost two senior officers in 2018 to other firms offering significantly higher compensation. Our employees are frequently approached by other firms due to our company’s reputation within the industry. It became clear to our Board that continuing to create value for our shareholders might mean taking a fresh look at how we compensate talent while still aligning pay with performance.

Simple increases to target payouts would not have been consistent with our goal of paying our executives based on their performance. So, instead, in 2019 we updated our equity program to adopt new, competitive metrics and performance hurdles that we believe are more appropriate in today’s market. The challenge we faced was how best to implement the new metrics and hurdles. If the changes were implemented only for performance periods that had not yet begun (i.e., for the 3-year performance period beginning in 2020), we would not see the impact of the new metrics until compensation awards to be made in 2023, which means we would have had to persist with another three years with an equity plan that we believed to be out-of-date. We were concerned that this had real potential to make our business plan harder to successfully execute.

We also considered using discretionary payouts to bridge any compensation gaps until the new plan had its desired impact. But this would only have been a temporary solution and would not have positioned our compensation program to function over the long-term. Delinking pay from performance in this manner was not an acceptable option given our fundamental pay-for-performance philosophy, and it would not set the right precedent.

Federal Realty Investment Trust    | 1626 East Jefferson Street, Rockville, MD 20852    | 301.998.8100 |    federalrealty.com

Our Compensation Committee, composed entirely of independent trustees, ultimately elected to implement a blended approach of having a “transition year,” with plan payouts being determined based on an average of old and new metrics. Using only the old metrics would have resulted in a payout for our NEOs of approximately 78% of target level. For our CEO, for example, this would have meant a 20% year-over-year reduction in compensation for a period of record-breaking operating results. At the same time, using only the new metrics would have resulted in payouts of more than 137% of target. Neither result seemed appropriate, so, to create a reasonable transition, the Compensation Committee averaged the two payout levels for 2019, approving payout levels at approximately 108%. We tested the reasonableness of that approach which resulted in year over year pay being only 1%—2% higher for our executives than the previous year. Based on the overall performance of the company and our management team in 2019 and the overall market for talent, we believed this was a reasonable result.

Ultimately, we believe that the compensation decisions we made in 2019 achieve our goal of maintaining our pay-for-performance culture and positioning our compensation plans to support our business strategy over the long-term. Our compensation plan design recognizes the need for us to attract and retain key talent while keeping the best interests of our shareholders in mind.

We ask that you consider the foregoing context and urge you to approve our Compensation Committee’s decisions on 2019 executive compensation by voting FOR our Say on Pay proposal (Proposal 2) ahead of our 2020 Annual Meeting of Shareholders.

If you have any questions or need assistance in submitting your proxy to vote your shares, please call our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885 or proxy@mackenziepartners.com.

Thank you for your support.

Federal Realty Investment Trust    | 1626 East Jefferson Street, Rockville, MD 20852    | 301.998.8100 |    federalrealty.com